EXECUTION COPY

REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (this "AGREEMENT"), dated as of April 1, 2001, is entered into by and between FIRST FORTIS LIFE INSURANCE COMPANY, a New York stock life insurance company (the "COMPANY"), and HARTFORD LIFE INSURANCE
COMPANY, a Connecticut stock life insurance company ("REINSURER").

WHEREAS, the Company is engaged in the sale, marketing, underwriting, issuance and administration of certain life insurance policies and annuity contracts (the "BUSINESS"); and

WHEREAS, the Company and Reinsurer are parties to that certain Asset
Purchase Agreement dated January 25, 2001 (the "PURCHASE AGREEMENT"), by and among Fortis, Inc., Fortis Benefits Insurance Company, Fortis Insurance Company,
First Fortis Life Insurance Company, Houston National Life Insurance Company,
John Alden Life Insurance Company (collectively, the "SELLER PARTIES"), Hartford
Life, Inc., Hartford Life and Annuity Insurance Company, and Hartford Life
Insurance Company, pursuant to which, among other things, the Seller Parties have agreed to sell and transfer to Reinsurer, and Reinsurer has agreed to purchase and assume, certain assets and liabilities used in or related to the operations of the Business subject to the terms, conditions and limitations contained therein; and

WHEREAS, in connection with such sale and transfer of assets and liabilities, the parties desire that the Company cede 100% of the Reinsured
Liabilities (as defined below) under the Reinsured Contracts (as defined below)
to Reinsurer, and Reinsurer desires to reinsure the Reinsured Liabilities, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

As used herein and in the Schedules hereto, each of the following terms has the meaning set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined).
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"ADJUSTED STATUTORY LIABILITIES" has the meaning set forth in the Purchase
Agreement.

"ADMINISTRATIVE SERVICES" has the meaning set forth in the Administrative
Services Agreement.

"AFFILIATE" means, with respect to any Person, at any relevant time, any other Person controlling, controlled by or under common control with such
Person.

"ADMINISTRATIVE SERVICES AGREEMENT" means that certain Administrative
Services Agreement, dated as of the date hereof, by and between the Company and
Reinsurer, providing for the servicing and support of the Reinsured Contracts.

"AGENTS DEBIT BALANCES" means, with respect to the Company, the aggregate of all agents balances and advanced Commissions owed to the Company with respect to the Reinsured Contracts, determined in accordance with Applicable SAP and appropriately includable on lines 2.1 and 0501 of Exhibit 13 of the NAIC Annual
Statement Blank or in comparable line items in successor NAIC annual statement blanks.

"AGREEMENT" means this Reinsurance Agreement and all Schedules hereto, as the same may be supplemented, modified or amended from time to time.

"APPLICABLE SAP" means the statutory accounting principles, consistently applied, as prescribed or permitted by the insurance regulatory authorities in the state of the Company's state of domicile.

"ASSERTED LIABILITY" has the meaning set forth in Section 5.3.

"BUSINESS DAY" means any day other than a Saturday, Sunday, a day on which banking institutions in the States of New York and Connecticut are permitted or obligated by Law to be closed, or a day on which the New York Stock Exchange is closed for trading.

"CLAIMS NOTICE" has the meaning set forth in Section 5.3.

"COMMISSIONS" mean all commissions, expense allowances, benefit credits and other fees and compensation payable to producers, agents, brokers or other such sales representatives.

"COMPANY INDEMNITEES" has the meaning set forth in Section 5.1.

"COMPANY RETAINED LIABILITIES" means all liabilities or obligations of any character or nature (whether known or unknown, absolute or contingent, disclosed or undisclosed) that are not Reinsured Liabilities or otherwise required to be paid by Reinsurer to the Company pursuant to the express terms and conditions of this Agreement

or the Administrative Services Agreement. By way of illustration but without limitation to or exclusion of any category of Company Retained Liability not specifically enumerated herein, the Company Retained Liabilities shall include any liability or obligation arising from any of the following: (a) Premium taxes due in respect of Premiums paid prior to the date hereof or on account of the
Premiums Receivable; (b) the Excluded Assets or Excluded Contracts (each of which is defined in the Purchase Agreement); (c) Litigation against the Company with respect to the Business that is pending on the date hereof or that arises with respect to events occurring prior to the date hereof; (d) any Seller Extra
Contractual Obligations; and (d) any income Taxes of the Company resulting from the transfer or assignment to Reinsurer of the Transferred Investment Assets,
Net Transfer Amount or Purchased Assets (each of which are defined in the
Purchase Agreement).

"CONTRACT" means any written or oral agreement, arrangement, commitment, contract, indenture, lease, obligation, plan, understanding or undertaking of any kind or character to which a party hereto is a party or that is binding on any such party or its assets or business.

"CONTRACT STATES" means those jurisdictions listed on SCHEDULE 1.1 hereto.

"CONTRACTHOLDER" means the owner of a Reinsured Contract.

"DAC TAX REIMBURSEMENT" has the meaning set forth in Section 3.10(b).

"EFFECTIVE DATE" means, (i) with respect to each Existing Reinsured
Contract, 12:01 a.m. on the date of this Agreement, and (ii) with respect to each New Reinsured Contract, the date and time after 12:01 a.m. on the date of this Agreement upon which the Company's obligations under such New Reinsured
Contract begin.

"EXISTING REINSURED CONTRACTS" means only those contracts of insurance and annuities described on SCHEDULE 1.2 that have been issued or reinsured by the
Company in connection with the Business and are in force on the date hereof, or have been applied for prior to the date hereof, or are subject to being renewed or reinstated in accordance with their terms on the date hereof, together with all related binders, slips and certificates (including applications therefor and all supplements, endorsements, riders and agreements in connection therewith).
SCHEDULE 1.3 lists the individual policy number for each such insurance or annuity contract that was an Existing Reinsured Contract as of the close of business on the third Business Day immediately preceding the date of this
Agreement.

"EXTRA CONTRACTUAL OBLIGATIONS" means all claims, actions, suits, liabilities, obligations or losses, other than Reinsured Liabilities, arising under the Reinsured Contracts including, without limitation, obligations or losses in excess of the contractual policy benefits of the applicable Reinsured
Contract, any liability for fines, fees, penalties, punitive, special, exemplary or other form of extra-contractual damages, which

claims, actions, suits, liabilities, obligations or losses arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise relating to: (i) the design, marketing, sale, underwriting, rating of or rates chargeable under, issuance, cancellation or administration of the
Reinsured Contracts; (ii) the investigation, defense, trial, settlement or handling of claims, benefits, dividends or payments under the Reinsured

Contracts; or (iii) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims, dividends or any other amounts due or alleged to be due under the Reinsured Contracts.

"GENERAL ACCOUNT RESERVES" means, with respect to the Company, the amount of the reserves (other than any amount of reserves for Litigation or other Company
Retained Liabilities) of the Business determined in accordance with Applicable
SAP and appropriately includable in line items 1, 2, 3, 4.1, 4.2, 5, 10.1, 10.2 and 10.3 of the Liabilities, Surplus and Other Funds page of the NAIC Annual
Statement Blank or in comparable line items in successor NAIC annual statement blanks.

"GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, self-regulatory organization, board or body, including, without limitation, the
SEC, NASD and any state insurance regulatory authority.

"INDEMNIFIED PARTY" has the meaning set forth in Section 5.3.

"INDEMNIFYING PARTY" has the meaning set forth in Section 5.3.

"LAW" means any federal, state, local or foreign code, law, statute, ordinance, regulation, rule, reporting or licensing requirement, policy, guideline, administrative interpretation or other requirement of a Governmental
Authority (including those of the SEC, NASD, NAIC, any self-regulatory organization or any state insurance department) applicable to the parties hereto, or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

"LITIGATION" means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential liability, wrongdoing or misdeed of another Person (other than claims for policy benefits in the ordinary course of business), or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental
Authority alleging potential liability, wrongdoing or misdeed of another Person.

"LOSS" means any action, claim, loss, liability, damage, deficiency, cost, expense (including reasonable fees and expenses of attorneys, actuaries, accountants and other consultants), interest or penalty.

"MARKETING AGREEMENT" means that certain Agreement, dated as of the date hereof, by and between the Company and Reinsurer, providing for, among other things, the Company to provide certain marketing services on behalf of
Reinsurer.

"NAIC ANNUAL STATEMENT BLANK" means the form of annual statement for life and accident and health insurance companies--association edition, as prescribed by the NAIC, that was in effect for year-end 1999 filings.

"NEW REINSURED CONTRACTS" means all of those fixed and variable annuity contracts described on SCHEDULE 1.2 that are issued by the Company after the date hereof pursuant to the Marketing Agreement, together with all fixed and variable annuities contracts issued by the Company after the date hereof pursuant to Section 2.9 hereof.

"NON-GUARANTEED ELEMENTS" mean loads and expense charges, credited interest rates, mortality and expense charges, and administrative expense risk charges, as applicable, under the Reinsured Contracts.

"PERSON" means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, division, business unit or other entity.

"POLICY LOAN RECEIVABLES" means, with respect to the Company, the aggregate principal and accrued interest thereon of all policy loans with respect to the
Reinsured Contracts, determined in accordance with Applicable SAP and appropriately includable on lines 5 and 17 of the Assets page of the NAIC Annual
Statement Blank or in comparable line items in successor NAIC annual statement blanks.

"PREMIUMS" mean premiums, considerations, deposits and similar receipts with respect to the Reinsured Contracts.

"PREMIUMS RECEIVABLE" means, with respect to the Company, the aggregate of all Premiums receivable (including any due and deferred premiums) with respect to the Reinsured Contracts, determined in accordance with Applicable SAP and appropriately includable on lines 15 and 16 of the Assets page of the NAIC
Annual Statement Blank or in comparable line items in successor NAIC annual statement blanks.

"REINSURED CONTRACTS" means collectively the Existing Reinsured Contracts and the New Reinsured Contracts.

"REINSURED LIABILITIES" means all (i) liabilities of the types for which amounts are included in the Adjusted Statutory Liabilities arising under or with respect to the Reinsured Contracts, regardless of whether such liabilities arise before, on or after the Effective Date, and (ii) all Extra Contractual
Obligations that arise out of acts or omissions by Reinsurer or any of their respective directors, officers, employees,

Affiliates, agents or representatives which acts or omissions occur (or, in the case of omissions, fail to occur) at any time on or after the date hereof.

"REINSURER INDEMNITEES" has the meaning set forth in Section 5.2.

"SELLER EXTRA CONTRACTUAL OBLIGATIONS" means all Extra Contractual
Obligations that arise out of acts or omissions occurring (or in the case of omissions, failing to occur) at any time prior to the date hereof by the Company or its directors, officers, employees, Affiliates, agents or representatives.

"SEPARATE ACCOUNT" means the FFLIC Separate Account A, which is a unit investment trust and is registered as an investment company under the 1940 Act and was established by the Company pursuant to applicable state insurance and federal securities Laws, with respect to the Reinsured Contracts that are variable life insurance policies or variable annuity contracts.

"SEPARATE ACCOUNT RECEIVABLES" means the aggregate amount owed by the
Separate Account to the Company determined in accordance with Applicable SAP and appropriately includable on line 13A of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank or in comparable lines in successor NAIC annual statement blanks.

"SEPARATE ACCOUNT REVENUES" means, for all Reinsured Contracts that are variable annuity contracts, the net cash flows (including any change in the
Separate Account Receivables) associated with the Separate Account.

"TAX" means any federal, state, local, foreign or other income, premium, payroll, withholding, excise, sales, use, gains, transfer, real and personal property, use and occupation, capital stock, franchise or other tax, assessment or governmental charge in the nature of a tax, including interest and penalties thereon.

"THIRD PARTY CLAIM" has the meaning set forth in Section 5.4(a).

"THIRD PARTY CLAIMANT" has the meaning set forth in Section 5.4(a).

ARTICLE 2
COINSURANCE

2.1 COINSURANCE.

(a) As of the Effective Date, the Company hereby cedes to Reinsurer and
Reinsurer hereby accepts reinsurance on a coinsurance basis of one hundred percent (100%) of the Reinsured Liabilities under the Reinsured Contracts. The liability of Reinsurer under this Agreement with respect to any Reinsured
Contract will begin

simultaneously with that of the Company, but not prior to the Effective Date. It is understood and agreed by the parties that in no event shall Reinsurer assume, or have any responsibility or obligation for, any Company Retained Liabilities.
Subject to any termination that might occur pursuant to Section 6.2 hereof,
Reinsurer's liability with respect to any Reinsured Contract will terminate on the date the Company's liability on such Reinsured Contract is terminated in accordance with its terms. Termination of Reinsurer's liability herein is subject to the Company's actual receipt of payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 2.1 imply a unilateral right of
Reinsurer to terminate this Agreement.

(b) In no event shall such coinsurance be in force and binding unless the underlying Reinsured Contract as issued by the Company is in force and binding as of the Effective Date, or has lapsed but would be entitled to reinstatement by its terms, as of the Effective Date, and is reinstated
thereafter in accordance with its terms.

(c) With respect to each of the Reinsured Contracts, the amount of coinsurance hereunder shall be maintained in force without reduction so long as the Reinsured Contract remains in force without reduction. If there is a reduction with respect to a Reinsured Contract, Reinsurer's liability with respect thereto shall be equally reduced. If the Company collects Premiums in arrears in connection with a reinstated Reinsured Contract, the Company shall pay such Premiums to the Reinsurer.

(d) On and after the Effective Date, as between the parties, Reinsurer shall have the responsibility of all payments for Reinsured Liabilities.

(e) The Company shall use all commercially reasonable efforts to comply with directions from Reinsurer with respect to all matters affecting Reinsurer's reinsurance obligations hereunder, so long as such directions comply with all applicable Laws and are not inconsistent with the provisions of this Agreement or the Administrative Services Agreement; provided that the Company will have ultimate decision making authority with respect to such matters.

2.2 PARTIES TO COINSURANCE. This Article 2 provides for indemnity reinsurance solely between the Company and Reinsurer. The reinsurance under this
Agreement shall not create any right or legal relation between Reinsurer and the
Contractholder or insured under a Reinsured Contract.

2.3 SERVICING OF REINSURED CONTRACTS. The parties hereby agree that the
Reinsured Contracts shall be administered by Reinsurer or an Affiliate of
Reinsurer in accordance with the terms and conditions of the Administrative
Services Agreement.

2.4 MAINTENANCE OF RESERVES. Reinsurer shall maintain General Account
Reserves with respect to the Reinsured Contracts determined in accordance with generally accepted actuarial standards and all applicable Laws, rules and requirements for

the filing of the Company's statutory financial reports in the Company's state of domicile. All such General Account Reserves will be accounted for by the
Company as ceded reinsurance and by Reinsurer as coinsured reinsurance.

2.5 CREDIT FOR CEDED REINSURANCE. Reinsurer shall maintain all licenses or otherwise take any and all action under its control for the Company to qualify for statutory reinsurance credit for the Reinsured Liabilities in all Contract
States in which Reinsured Contracts are outstanding at any time.

2.6 SEPARATE ACCOUNT. The parties acknowledge and agree that certain of the
Reinsured Contracts are variable annuity contracts for which the Company has established the Separate Account pursuant to applicable state insurance and federal securities Laws. The parties acknowledge and agree that the Separate
Account liabilities are being reinsured hereunder by Reinsurer on a 100%
modified coinsurance basis, and as a result the Company shall maintain the
Separate Account reserves. The parties also acknowledge and agree that it is the intent of the parties that (i) the funds required to be maintained in such
Separate Account shall continue to be so maintained in such Separate Account of the Company, (ii) the General Account Reserves shall be transferred to Reinsurer as described in Section 3.1(a) hereof and in the Purchase Agreement, and (iii)
pursuant to the Administrative Services Agreement, Reinsurer shall perform all administrative services required with respect to the Reinsured Contracts, including, without limitation, administrative services with respect to such
Separate Account and the transfer of funds to and from the Separate Account.

2.7 CERTAIN POLICY ELEMENTS. From and after the Effective Date, Reinsurer may make recommendations to the Company with respect to the Non-Guaranteed
Elements of the Reinsured Contracts. Subject to applicable Laws and the
Company's then existing procedures, the Company shall establish all
Non-Guaranteed Elements of the Reinsured Contracts taking into account the recommendations of Reinsurer with respect thereto.

2.8 POLICY CHANGES. The Company agrees that after the Effective Date it shall not make (a) any changes to the terms and conditions of a Reinsured
Contract, or (b) withdraw or terminate any form of Reinsured Contract on file with any Governmental Authority, except in the case of either clause (a) or (b), with the Reinsurer's prior written consent; PROVIDED, HOWEVER, that the Company shall be entitled to make changes to a Reinsured Contract or withdraw or terminate the form of a Reinsured Contract to the extent such action is required by applicable Law or pursuant to the terms of the Reinsured Contract, and the
Company shall have given written notice thereof to the Reinsurer in advance of taking such action.

2.9 CONVERSIONS. In addition to any New Reinsured Contracts that the Company issues pursuant to the terms and conditions of the Marketing Agreement, the
Company shall issue individual life insurance coverage following the exercise of conversion rights or similar coverage options by Contractholders in accordance with the

terms and conditions of the Reinsured Contracts giving rise to such rights. Any coverage issued by the Company pursuant to such conversion rights or coverage options shall be deemed a New Reinsured Contract for purposes of this Agreement and the Administrative Services Agreement.

ARTICLE 3
PAYMENTS AND REPORTS

3.1 REINSURANCE PREMIUMS.

(a) As initial consideration for Reinsurer's reinsurance of the Existing
Reinsured Contracts, the Company is paying to Reinsurer on the date hereof a reinsurance premium equal to [REDACTED], subject to adjustment in accordance with the Purchase Agreement.

(b) Notwithstanding anything in the Purchase Agreement to the contrary, as additional consideration for Reinsurer's reinsurance of the Reinsured
Liabilities under the Reinsured Contracts, the Company hereby agrees that the
Reinsurer is entitled to receive, from and after the Effective Date, free and clear of all claims, liens, interests and encumbrances, all amounts received by or on behalf of the Company for any of the following after the Effective Date with respect to the Reinsured Contracts:

(i) Premiums Receivable;

(ii) Policy Loan Receivables;

(iii) Agents Debit Balances;

(iv) Separate Account Revenues; and

(v) all other fees, charges and amounts, including, without limitation,
Premiums and payments of policy loan principal and interest.

(c) Reinsurer hereby is authorized by the Company to endorse for payment all checks, drafts and money orders payable to the Company as payment of
Premiums, loan repayments and other amounts with respect to the Reinsured
Contracts. The Company hereby authorizes the Reinsurer, in the name of the
Company or otherwise, to ask, demand, collect, receive and furnish receipts for
Premiums, loan repayments and other amounts with respect to the Reinsured
Contracts. The Company hereby grants to Reinsurer, in accordance with the terms and conditions of the Administrative Services Agreement, the access of the
Company to draft or debit the accounts of any Contractholders for Premiums and other amounts earned under the Reinsured Contracts on or after the Effective
Date, including existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such Contractholders. The

Company will promptly endorse and remit to Reinsurer any Premiums, loan repayments and other amounts under the Reinsured Contracts received by the
Company on or after the Effective Date.

(d) On and after the Effective Date, the Company shall pay or cause to be paid in accordance with the terms outlined in the Administrative Services
Agreement to the Reinsurer an amount equal to 100% of the items set forth in subsection (b) above.

3.2 CEDING COMMISSION. In consideration of the Company's transfer of the
Existing Reinsured Contracts to Reinsurer as provided herein, Reinsurer is paying to the Company on this date a ceding commission in the amount of [REDACTED].

3.3 BENEFITS AND ASSUMED PAYMENTS. Reinsurer shall reimburse the Company for all Reinsured Liabilities that are paid by the Company on and after the
Effective Date, provided that any such payments by the Company shall be in accordance with the terms and conditions of the Reinsured Contracts or other applicable Contract within the Reinsured Liabilities.

3.4 PREMIUM TAXES. Reinsurer shall reimburse the Company for Premium taxes
(including retaliatory taxes) paid by the Company on account of Premiums and other amounts received on the Reinsured Contracts on and after the Effective
Date, on the basis specified herein. For each calendar year, Reinsurer shall reimburse such Premium tax payments, with respect to each state and municipality, on an annual basis, within thirty calendar days after receipt of a billing for Reinsurer's share of such Premium taxes paid. Reinsurer's share shall be determined on the basis of each such state's actual tax rate for
Reinsured Contract Premiums multiplied by the Premiums received in such state during the annual period. Such Premium taxes shall be reduced to the extent of any credit that the Company is entitled to take in any such year on its Premium tax returns for any amounts paid by Reinsurer pursuant to Section 3.5 below.
Notwithstanding the foregoing, because the Company is required by Law to pay estimated Premium taxes on a quarterly basis throughout each calendar year,
Reinsurer will pay the Company such Premium tax reimbursements on a quarterly basis within fifteen calendar days after receipt of a written estimate prepared by the Company, and the parties will make any necessary adjustment at the end of the calendar year so that Reinsurer only reimburses the Company for the actual
Premium taxes on the basis specified above.

3.5 GUARANTY FUND ASSESSMENTS. The Company shall retain the obligation to pay, without any right to reimbursement from Reinsurer, all amounts arising from participation in any guaranty fund, insolvency fund, plan, pool, association or similar organization that are assessed with respect to the Existing Reinsured
Contracts as a result of Premiums paid to the Company prior to the date hereof or on account of the Premiums Receivable. Reinsurer shall reimburse the Company for any and all such assessments with respect to the Reinsured Contracts as a result of Premiums paid on or after the date hereof, except to the extent included in the Premiums Receivable.

3.6 QUARTERLY REPORTS. For so long as this Agreement is in effect, Reinsurer shall provide the Company with a quarterly report relating to the Reinsured
Contracts no later than twenty Business days after the end of each calendar quarter, in accordance with the terms of the Administrative Services Agreement.

3.7 PAYMENTS.

(a) All amounts due to be paid to either the Company or Reinsurer shall be determined on a net basis as of the last day of the calendar quarter to which such payment is attributable. All such amounts will be due and accrued as of such date. Payment shall be based upon the report delivered by Reinsurer pursuant to Section 3.6. If, based upon such report, it is determined that
Reinsurer owes a payment to the Company, such payment shall be made within five calendar days after delivery of such report. If, based upon such report, it is determined that the Company owes a payment to Reinsurer, such payment shall be made within fifteen calendar days after delivery of such report. All such payments shall be made in cash.

(b) If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the three month London Interbank
Offering Rate ("LIBOR") as published in THE WALL STREET JOURNAL, Eastern
Edition, in effect on the day such payment is due. For purposes of this Section
3.7, a payment will be considered overdue, and such interest will begin to accrue, on the date which is five Business Days after the date such payment is due.

(c) Any debts or credits between the Company and Reinsurer under this
Agreement are deemed mutual debts and credits, as the case may be, and the
Company and Reinsurer shall have, and may exercise at any time and from time to time, the right to net or offset any such debts or credits under this Agreement and only the balance shall be allowed or paid hereunder. This right of netting and offset shall not be affected or diminished because of insolvency of either party to this Agreement. Without limiting the generality of the foregoing, in the event of insolvency of either party, the items described in Section 3.1(b)
of this Agreement may be netted or offset against payments of Reinsured
Liabilities described in Section 2.1(d).

3.8 ANNUAL REPORTS. Each party shall provide to the other on a timely basis after the end of each calendar year such information as may be reasonably requested in order for the requesting party to prepare statutory filings, tax returns and other similar filings and reports.

3.9 WIRE TRANSFERS. Any payment of cash required under this Agreement shall be paid to the recipient in immediately available funds, United States Dollars, by means of a wire transfer, if the recipient provides to the payer appropriate wire transfer instructions at least two Business Days prior to the required date of payment, and otherwise by means of a certified check.

3.10 DAC TAX MATTERS.

(a) To the extent that Section 848 of the Internal Revenue Code of 1986
(the "CODE"), and corresponding Regulations 1.848-1 and 1.848-2 are applicable to the Reinsured Contracts, the Company and Reinsurer agree as follows:

(i) Pursuant to the joint election set forth in Section 1.848-2(g)(8) of the Regulations corresponding to the Code, the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1). The first taxable year for which the joint election will be effective is the tax year ending December 31, 2001. Both parties shall attach a joint schedule to their 2001 federal income tax returns that identifies this Agreement as an agreement for which the joint election has been made.

(ii) Both parties shall exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(iii) Reinsurer will submit a schedule to the Company by April 1 of each year providing Reinsurer's calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of Reinsurer stating that Reinsurer will report such net consideration in its tax return for the preceding calendar year.

(iv) The Company may contest such calculation by providing an alternative calculation to Reinsurer in writing within thirty calendar days of the Company's receipt of Reinsurer's calculation. If the Company does not so notify Reinsurer, the Company will report the net consideration as determined by Reinsurer in the Company's tax return for the previous calendar year. If the Company contests Reinsurer's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty calendar days of the date the Company submits its alternative calculation.

(b) [REDACTED]

[REDACTED]

3.11 FINANCING STATEMENTS. The Company shall take all action reasonably requested by the Reinsurer to assist the Reinsurer to record and perfect its right, title and interest in and to the items transferred to the Reinsurer pursuant to this Article 3. Such action shall include without limitation the
Company's execution and delivery of any financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the
Reinsurer to file such financing statements under Article 9 of the Uniform
Commercial Code.

ARTICLE 4
INSOLVENCY

4.1 PAYMENTS BY REINSURER. Reinsurer hereby agrees that all Reinsured
Liabilities shall be payable by Reinsurer on the basis of the liability of the
Company under the Reinsured Contracts, without diminution because of the insolvency, liquidation or rehabilitation of the Company or the appointment of a conservator, receiver, liquidator or statutory successor of the Company, directly to the Company or to its conservator, receiver, liquidator or other statutory successor.

4.2 CLAIMS. It is agreed that any conservator, receiver, liquidator or statutory successor of the Company shall give prompt written notice to Reinsurer of the pendency or submission of a claim under any such Reinsured Contract.
During the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to the Company or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by Reinsurer is chargeable against the Company as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by Reinsurer.

ARTICLE 5
INDEMNIFICATION

5.1 REINSURER INDEMNIFICATION. From and after the date of this Agreement,
Reinsurer shall indemnify, defend and hold harmless the Company and the Separate
Account (and their respective directors, officers, employees, successors and permitted assigns) (the "COMPANY INDEMNITEES") from and against all Losses asserted against, imposed upon or incurred by such Company Indemnitees resulting from, arising out of, based upon or otherwise in respect of any of the following: (a) any breach of any covenant or agreement made or to be performed by Reinsurer pursuant to this Agreement, (b) any directions of Reinsurer given pursuant to Section 2.1(e) or 2.7 hereof and followed by the Company in a timely manner, (c) the payment of or failure to pay any Reinsured Liabilities, (d) any fraud, theft or embezzlement by officers, employees or agents of Reinsurer during the term of this Agreement, (e) the failure of Reinsurer to comply with any applicable Law during the term of this Agreement, and (f) the reasonable costs to the Company Indemnitees of enforcing this indemnity against Reinsurer.

5.2 COMPANY INDEMNIFICATION. From and after the date of this Agreement, the
Company shall indemnify, defend and hold harmless Reinsurer (and its respective directors, officers, employees, successors and permitted assigns) (the
"REINSURER INDEMNITEES") from and against all Losses asserted against, imposed upon or incurred by such Reinsurer Indemnitees resulting from, arising out of, based upon or otherwise in respect of any of the following: (a) any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement, (b) any Company Retained Liabilities, (c) any fraud, theft or embezzlement by officers, employees or agents of the Company or the Separate
Account during the term of this Agreement, (d) the failure of the Company to comply with any applicable Law during the term of this Agreement, (e) the failure of the Separate Accounts to comply with any applicable Law during the term of this Agreement, unless such failure is caused by Reinsurer's actions or omissions under the Administrative Services Agreement, and (f) the reasonable costs to Reinsurer Indemnitees of enforcing this indemnity against the Company.
The parties agree that, for purposes of the Company's indemnification obligations hereunder, the Company shall not be liable for the acts of any of its agents or other producers who are appointed by the Company pursuant to
Section 2.2 of the Marketing Agreement to the extent such agents or other producers are engaged in the sales or marketing of New Reinsured Contracts.

5.3 NOTICE OF LOSS, ASSERTED LIABILITY. As promptly as practicable after (a)
becoming aware of circumstances that have resulted in a Loss for which a party entitled to indemnification pursuant to Section 5.1 or Section 5.2 intends to seek indemnification under such Section (the "INDEMNIFIED PARTY") or (b) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement of any Litigation that may result in a Loss (an
"ASSERTED LIABILITY"), the Indemnified Party shall give notice thereof (the
"CLAIMS NOTICE") to any other party obligated to provide indemnification pursuant to Section 5.1 or Section 5.2 (the "INDEMNIFYING PARTY"). The Claims
Notice shall describe the Loss or the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss or Asserted
Liability that

has been or may be suffered by the Indemnified Party. If a Claims Notice is not provided within the time required by the first sentence of this Section 5.3, the
Indemnified Party nonetheless shall be entitled to indemnification by the
Indemnifying Party except to the extent that the Indemnifying Party is actually prejudiced by such late receipt of the Claims Notice.

5.4 OPPORTUNITY TO CONTEST.

(a) If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a "THIRD PARTY CLAIMANT") that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article 5 (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which
Claims Notice shall, in accordance with the provisions of Section 5.3, be delivered as promptly as practicable after such Third Party Claim is actually known to the Indemnified Party. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party's right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's Losses would have been less had such Claims
Notice been timely delivered.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle any Third Party
Claim that may result in a Loss with respect to which the Indemnified Party is entitled to indemnification pursuant to this Article 5; PROVIDED, that the
Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through representatives and counsel of its own choosing; and, PROVIDED FURTHER, that the Indemnifying Party shall not settle any Third Party Claim unless (i)
such settlement is on exclusively monetary terms and provides a complete release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third Party Claim for all matters that were or could have been asserted in connection with such claim, or (ii) the Indemnified
Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld, conditioned or delayed. If requested by the
Indemnifying Party, the Indemnified Party will, at the expense of the
Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third
Party Claim in question, in making any counterclaim against the Third Party
Claimant, or any cross-complaint against any Person (other than the Indemnified
Party or its Affiliates). Unless and until the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall have the right, at its option and at the Indemnifying Party's expense, to do so in such manner as it deems appropriate; PROVIDED, HOWEVER, that the Indemnified Party shall not settle or compromise any Third Party Claim for which it seeks indemnification hereunder without the prior written

consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim that it has elected not to defend with its own counsel and at its own expense.

(d) Except as provided in the first sentence of Section 5.4(b), the
Indemnifying Party shall bear all costs of defending any Third Party Claim and shall indemnify the Indemnified Party for all costs, fees and expenses incurred in connection with defending such Third Party Claim.

(e) The parties shall make available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

(f) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party's
Losses are increased or extended by the willful misconduct, violation of applicable Law or bad faith of such party.

5.5 CERTAIN REDUCTIONS; SUBROGATION RIGHTS. All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by, or any Tax benefits inuring to the benefit of, the Indemnified Party as a result of the Loss for which the Indemnified Party is seeking indemnification.
In the event that the Indemnifying Party shall be obligated to indemnify the
Indemnified Party pursuant to this Article 5, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the
Indemnified Party with respect to the Loss to which such indemnification relates; PROVIDED, HOWEVER, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article 5 in connection with such Loss.

ARTICLE 6
TERM AND TERMINATION

6.1 DURATION. This Agreement shall continue in force until such time that
Reinsurer's liability with respect to all Reinsured Contracts reinsured hereunder is terminated pursuant to Section 6.2.

6.2 TERMINATION. This Agreement (i) may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination, and (ii) shall terminate automatically at such time as none of the Reinsured Contracts remains in force.

6.3 SURVIVAL OF CERTAIN ARTICLES AND SECTIONS. Notwithstanding the other provisions of this Article 6, the rights and obligations of the parties pursuant to Sections 3.4, 3.5, 3.7 and 3.10, and Articles 1, 5, 7 and 8 shall survive the termination of this Agreement for a two year- period following such termination with respect to matters or events occurring during the term of this Agreement.

ARTICLE 7
DISPUTE RESOLUTION

7.1 DISPUTE RESOLUTION. The parties acknowledge and agree that either party may pursue judicial remedies at Law or equity in the event of a dispute with respect to the interpretation, construction or enforcement of this Agreement.

ARTICLE 8
MISCELLANEOUS

8.1 COOPERATION. Each party hereto shall cooperate with the other party and, individually or collectively, shall promptly take such further action and promptly execute such further documents, certificates, instruments, statements, filings, conveyances, and agreements as may be reasonably necessary to effectuate the purposes of this Agreement.

8.2 OVERSIGHTS AND ERRORS. It is agreed that in the event that any unintentional or accidental failure to comply with the terms of this Agreement can be shown to be the result of a misunderstanding, oversight or clerical error, both parties shall be restored to the position they would have occupied had the misunderstanding, oversight or error not occurred.

8.3 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, this Agreement (including the Schedules hereto)
constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.4 AMENDMENTS. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

8.5 WAIVERS. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this
Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more

instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

8.6 BINDING EFFECT; ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise)
without the prior written consent of the other party, except that, without having to obtain such consent, either party may assign this Agreement to a
Person who acquires all or substantially all of the equity or assets of such party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Reinsurer or the Company, as the case may be, shall promptly notify each other following any "change of control" filing with respect to such party made with an insurance regulatory authority, the approval of any plan to liquidate, merge or dissolve Reinsurer or the Company, as applicable, or of any proceeding or lawsuit that materially affects Reinsurer's or the
Company's ability to perform this Agreement, including, but not limited to, insolvency or rehabilitation proceedings.

8.7 NOTICES. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

The Company: First Fortis Life Insurance Company
308 Maltbie Street, Suite 200
Syracuse, NY 13204
Attention: Terry J. Kryshak
Fax: 315-453-2343
Phone: 315-451-0066
and
Fortis, Inc.
One Chase Manhattan Plaza
41st Floor
New York, New York 10005
Attention: Jerome A. Atkinson
Fax: 212-859-7034

Phone: 212-859-7285

With copy to counsel Alston & Bird LLP
(which shall not 1201 West Peachtree Street

constitute notice): Atlanta, Georgia 30309
Attention: Susan J. Wilson
Fax: 404-881-4777
Phone: 404-881-7974

Reinsurer: Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut 06089
Attention: General Counsel
Fax: 860-843-8665
Phone: 860-547-5000

With copy to counsel Lord, Bissell & Brook
(which shall not 115 S. LaSalle Street
constitute notice): Chicago, Illinois 60603
Attention: James R. Dwyer
Fax: 312-443-0336
Phone: 312-443-0632

8.8 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State in which the Company is domiciled, without regard for any conflicts of laws principles.

8.9 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All references herein to
Articles, Sections and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

8.10 INTERPRETATION.

(a) For purposes of this Agreement, the words "hereof," "herein,"
"hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All dollar references in this Agreement are to the currency of the United States.

(b) No uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this
Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this
Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Reinsurance Agreement as of the date first above written.

FIRST FORTIS LIFE INSURANCE
COMPANY

By:
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Name:
----------------------------

Title:
---------------------------

HARTFORD LIFE INSURANCE
COMPANY

By:
------------------------------

Name:
----------------------------

Title:
---------------------------